As filed with the Securities and Exchange Commission on September 1, 2021

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FOR S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BioLife Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	94-3076866
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

3303 Monte Villa Parkway

Bothell, Washington 98021

(425) 402-1400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Rice

Chief Executive Officer

3303 Monte Villa Parkway, Suite 310

Bothell, Washington 98021

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send a copy of all communications to:

Barry I. Grossman, Esq.

Sarah Williams, Esq.

Matthew Bernstein, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105-0302

(212) 370-1300

Approximate date of commencement proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of common stock (1)(2)	10,735,334	$55.75	$598,494,870.50	$65,295.79
Total Registration Fee				$65,295.79

1)

Consists of 10,735,334 shares of common stock being registered for resale by selling stockholders. The shares consist of (i) 611,683 shares issued in October 2020 in connection with the registrant’s acquisition of SciSafe Holdings, Inc., which had not been previously registered, (ii) 2,956,679 shares held by Casdin Partners Master Fund, LP (“Casdin”) which were acquired in various private transactions in 2020 and are being registered pursuant to certain registration rights the registrant granted to Casdin in May 2020, (iii) 6,636,470 shares issued to the stockholders of Global Cooling, Inc. (including certain unallocated shares currently being held in escrow) upon closing of the merger between Global Cooling, Inc. and the registrant, and (iv) 530,502 shares issued to the stockholders of Sexton Biotechnologies, Inc. (including certain unallocated shares currently being held in escrow) upon closing of the merger between Sexton Biotechnologies, Inc. and the registrant. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock offered hereby also include such presently indeterminate number of shares of the registrant’s common stock as a result of stock splits, stock dividends or similar transactions.

2)

The proposed maximum offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low sales price of the common stock on the Nasdaq Capital Market on August 27, 2021.

Prospectus

___________________________

10,735,334 Shares of Common Stock

This prospectus relates to the resale by selling stockholders of up to 10,735,334 shares of common stock, par value $0.001 per share, of BioLife Solutions, Inc. (“we,” “us,” “our,” the “Company,” or “BioLife”). The shares offered for resale by this prospectus consist of (i) 611,683 shares issued to the stockholders of SciSafe Holdings, Inc. (“SciSafe”) in October 2020 in connection with our acquisition of one hundred percent (100%) of the issued and outstanding capital shares or other equity interests of SciSafe, (ii) 2,956,679 shares held by Casdin Partners Master Fund, LP (“Casdin”) which were acquired by Casdin in various private transactions in 2020 and are being registered pursuant to certain registration rights granted by us to Casdin in May 2020, (iii) 6,636,470 shares issued to the stockholders of Global Cooling, Inc. (“GCI” or “Global Cooling”) (including certain unallocated shares currently being held in escrow) upon closing of the merger between GCI and the Company, and (iv) 530,502 shares issued to the stockholders of Sexton Biotechnologies, Inc. (“Sexton”) (including certain unallocated shares currently being held in escrow) upon closing of the merger between Sexton and the Company. We refer to our common stock that may be offered by the selling stockholders pursuant to this prospectus (see “Selling Stockholders” section) collectively as the “shares.”

We will not receive any proceeds from the resale of any of the shares of common stock being registered hereby sold by the selling stockholders.

Our common stock is listed on The NASDAQ Capital Market under the symbol “BLFS.” On August 31, 2021, our common stock closed at $58.36 per share.

The selling stockholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. With regard only to the shares the selling stockholders sell for their own behalf, the selling stockholders may be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The Company has paid all of the registration expenses incurred in connection with the registration of the shares. We will not pay any of the selling commissions, brokerage fees and related expenses.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 11 and the risk factors in our most recent Annual Report on Form 10-K filed on March 31, 2021, which is incorporated by reference herein, as well as in any other recently filed quarterly or current reports.  We urge you to carefully read this prospectus, together with the documents we incorporate by reference, describing the terms of these securities before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 1, 2021

You should rely only on the information contained in this prospectus. Neither we nor the selling stockholders have authorized any other person to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We further note that the representations, warranties and covenants made by us in any document that is filed as an exhibit to the registration statement of which this prospectus is a part and in any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information. While we believe that the statistical data, market data and other industry data and forecasts are reliable, we have not independently verified the data.

Unless the contest otherwise requires, the terms “BioLife”, the “Company”, “we”, “us”, “our” and similar terms used in this prospectus refer to BioLife Solutions, Inc.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may contain forward looking statements that involve risks and uncertainties.  All statements other than statements of historical fact contained in this prospectus and the documents incorporated by reference herein, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. Such statements include, but are not limited to, statements about our products, including our newly acquired products, customers, regulatory approvals, the potential utility of and market for our products and services, our ability to implement our business strategy and anticipated business and operations, in particular following our 2019, 2020 and 2021 acquisitions, future financial and operational performance, our anticipated future growth strategy and the acquisition of other synergistic cell and gene therapy manufacturing tools and services or technologies or other companies or technologies, capital requirements, intellectual property, suppliers, joint venture partners, future financial and operating results, the impact of the COVID-19 pandemic, plans, objectives, expectations and intentions, revenues, costs and expenses, interest rates, outcome of contingencies, business strategies, regulatory filings and requirements, the estimated potential size of markets, capital requirements, the terms of any capital financing agreements and other statements that are not historical facts. We have attempted to identify forward-looking statements by terminology including “anticipates”, “believes”, “can”, “continue”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “should”, or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus and the documents incorporated by reference herein, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a highly regulated and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations, and financial needs. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the Securities and Exchange Commission, or SEC. The following discussion should be read in conjunction with the financial statements for the fiscal years ended December 31, 2020 and 2019 and notes incorporated by reference therein. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statement.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

Any forward-looking statement you read in this prospectus or any document incorporated by reference reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Forms 10-Q, 8-K and 10-K filed with the SEC. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in our Company.  You should carefully read the entire prospectus, including all documents incorporated by reference herein. In particular, attention should be directed to our “Risk Factors”, “Information With Respect to the Company”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto contained herein or otherwise incorporated by reference hereto, before making an investment decision.

Overview

We develop, manufacture, and market bioproduction tools and services to the cell and gene therapy (“CGT”) and the broader biopharma industry, which are designed to improve quality and de-risk biologic manufacturing and delivery. We also provide biological and pharmaceutical storage services to the CGT and broader biopharma industry. Our products are used in basic and applied research, and commercial manufacturing of biologic-based therapies. Customers use our products to maintain the health and function of biologic material during sourcing, manufacturing, storage, and distribution of vaccines, cells, and tissues.

We currently operate as one bioproduction tools and services business with product lines that support several steps in the biologic material manufacturing, storage, and delivery process. We have a diversified portfolio of tools and services that focus on biopreservation, frozen storage, and thawing of biologic materials. We have in-house expertise in cryobiology and continue to capitalize on opportunities to maximize the value of our product platform for our extensive customer base through both organic growth innovations and acquisitions.

Our products

Our bioproduction tools and services are comprised of three revenue lines that contain five main offerings:

●	Cell processing
○ Biopreservation media
●	Freezers and thaw systems
○ Freezer and storage technology and related components
○ Automated thawing devices
●	Storage and cold chain services
○ Biological and pharmaceutical material storage
○ Cloud connected “smart” shipping containers

Biopreservation media

Our proprietary biopreservation media products, HypoThermosol® FRS and CryoStor®, are formulated to mitigate preservation-induced, delayed-onset cell damage and death, which result when cells and tissues are subjected to reduced temperatures. Our technology can provide our CGT customers with significant shelf-life extension of biologic source material and final cell products, and can also greatly improve post-preservation cell and tissue viability and function. Our biopreservation media is serum-free, protein-free, fully defined, and manufactured under current Good Manufacturing Practices (cGMP). We strive to source wherever possible, the highest available grade, multi-compendium raw materials. We estimate our media products have been incorporated in over 500 customer clinical applications, including numerous chimeric antigen receptor (CAR) T cell and other cell types.

Stability (i.e. shelf-life) and functional recovery are crucial aspects of academic research and clinical practice in the biopreservation of biologic-based source material, intermediate derivatives, and isolated/derived/expanded cellular products and therapies. Limited stability is especially critical in the CGT field, where harvested cells and tissues will lose viability over time, if not maintained appropriately at normothermic body temperature (37ºC) or stored in a hypothermic state in an effective preservation medium. Chilling (hypothermia) is used to reduce metabolism and delay degradation of harvested cells and tissues. However, subjecting biologic material to hypothermic environments induces damaging molecular stress and structural changes. Although cooling successfully reduces metabolism (i.e., lowers demand for energy), various levels of cellular damage and death occur when using suboptimal methods. Traditional biopreservation media range from simple “balanced salt” (electrolyte) formulations to complex mixtures of electrolytes, energy substrates such as sugars, osmotic buffering agents and antibiotics. The limited stability, which results from the use of these traditional biopreservation media formulations, is a significant shortcoming that our optimized proprietary products address with great success.

Our scientific research activities over the last 20+ years enabled a detailed understanding of the molecular basis for the hypothermic and cryogenic (low-temperature induced) damage/destruction of cells through apoptosis and necrosis. This research led directly to the development of our HypoThermosol® FRS and CryoStor® technologies. Our proprietary biopreservation media products are specifically formulated to:

●	Minimize cell and tissue swelling
●	Reduce free radical levels upon formation
●	Maintain appropriate low temperature ionic balances
●	Provide regenerative, high energy substrates to stimulate recovery upon warming
●	Avoid the creation of an acidic state (acidosis)
●	Inhibit the onset of apoptosis and necrosis

A key feature of our biopreservation media products is their “fully-defined” profile. All of our cGMP products are serum-free, protein-free and are formulated and filled using aseptic processing. We strive to use USP/Multicompendial grade or the highest quality available synthetic components. All of these features benefit prospective customers by facilitating the qualification process required to incorporate our products into their regulatory filings.

The results of independent testing demonstrate that our biopreservation media products significantly extend shelf-life and improve cell and tissue post-thaw viability and function. Our products have demonstrated improved biopreservation outcomes, including greatly extended shelf-life and post-thaw viability, across a broad array of cell and tissue types.

Competing biopreservation media products are often formulated with simple isotonic media cocktails, animal serum, potentially a single sugar or human protein. A key differentiator of our proprietary HypoThermosol FRS formulation is the engineered optimization of the key ionic component concentrations for low temperature environments, as opposed to normothermic body temperature around 37°C, as found in culture media or saline-based isotonic formulas. Competing cryopreservation freeze media is often comprised of a single permeating cryoprotectant such as dimethyl sulfoxide (“DMSO”). Our CryoStor formulations incorporate multiple permeating and non-permeating cryoprotectant agents which allow for multiple mechanisms of protection and reduces the dependence on a single cryoprotectant. We believe that our products offer significant advantages over in-house formulations, or commercial “generic” preservation media, including, time saving, improved quality of components, more rigorous quality control release testing, more cost effective and improved preservation efficacy.

We estimate that annual revenue from each customer commercial application in which our products are used could range from $500,000 to $2.0 million, if such application is approved and our customer commences large scale commercial manufacturing of the biologic based therapy.

Compressor-free ultra low temperature (ULT) freezers

In May 2021, we acquired Global Cooling, Inc. (“Global Cooling”), a manufacturer of class defining ultra-low temperature freezers. Global Cooling carries a portfolio of freezers that range in size from portable units to stationary upright freezers to accommodate a wide variety of use cases. Users can configure these freezers to achieve temperatures between -20°C and -86°C. The portfolio was designed to be environmentally friendly and energy efficient, using as little as 2.8 kWh/day at temperatures of -80°C. The freezers do not use compressor-based or cascade refrigeration systems. Instead, they use patented free-piston Stirling engine technology that uses fewer moving parts, resulting in maintenance cost savings for end users.

Liquid nitrogen freezers and storage devices

In November 2019, we acquired Custom Biogenic Systems, Inc. (“CBS”) a global leader in the design and manufacture of state-of-the-art liquid nitrogen laboratory freezers, cryogenic equipment and accessories.

Included in CBS’s product line of liquid nitrogen freezers are the Isothermal LN2 freezers, constructed with a patented system which stores liquid nitrogen in a jacketed space in the walls of the freezer. This dry storage method eliminates liquid nitrogen contact with stored specimens, reduces the risk of cross-contamination and provides increased user safety in a laboratory setting. To accommodate customer requirements, we offer customizable features including wide bodied and extended height.

To accompany the offerings of cryogenic freezer equipment, we supply equipment for storing critically important biological materials. This storage equipment includes upright freezer racks, chest freezer racks, liquid nitrogen freezer racks, canisters/cassettes and frames as well as laboratory boxes and dividers. Due to our onsite design and manufacturing capability, racks and canisters can be customized to address customers’ varying requirements.

In order to provide customers with a proactive approach to safety and monitoring of equipment containing liquefied gas, CBS offers Versalert, a patented wireless remote asset monitoring system that can monitor and record temperatures. Versalert has an intelligent mesh network system that enables customers to view current equipment conditions and receive alarm notification on smartphones, tablets or personal computers and maintain permanent electronic records for regulatory compliance and legal verification.

Automated, water-free thawing products

In April 2019, we acquired Astero Bio Corporation (“Astero”), to expand our bioprocessing tools portfolio and diversify our revenue streams. The Astero ThawSTAR® line includes automated vial and cryobag thawing products that control the heat and timing of the thawing process of biologic material. Our customizable, automated, water-free thawing products uses algorithmic programmed, heating plates to consistently bring biologic material from a frozen state to a liquid state in a controlled and consistent manner. This helps reduce damage during the temperature transition. The ThawSTAR products can reduce risks of contamination versus using a traditional water bath.

Biological and pharmaceutical storage

In October 2020, we acquired SciSafe Holdings, Inc. (“SciSafe”), a premier provider of biological and pharmaceutical storage. In addition to providing storage services, SciSafe provides cold chain logistics that ensures materials are kept at target temperatures from the moment that the materials leave the customer’s premises to their ultimate return. State-of-the-art monitoring systems employed by SciSafe allow for customers to monitor the storage temperatures of their materials throughout the entire logistics chain.

We operate five storage facilities in the USA and one facility in the Netherlands.

evo® cloud connected shipping containers

In August 2019, we acquired the remaining shares of SAVSU Technologies, Inc. (“SAVSU”) we did not previously own. SAVSU is a leading developer and supplier of next generation cold chain management tools for cell and gene therapies. The evo.is cloud app allows biologic products to be traced and tracked in real time. Our evo platform consists of rentable cloud-connected shippers and include technologies that enable tracking software provides real-time information on geolocation, payload temperature, ambient temperature, tilt of shipper, humidity, altitude, and real-time alerts when a shipper has been opened. Our internally developed evo.is software allows customers to customize alert notifications both in data measurements and user requirements. The evo Dry Vapor Shipper (“DVS”) is specifically marketed to cell and gene therapies. The evo DVS has improved form factor and ergonomics over the traditional dewar, including extended thermal performance, reduced liquid nitrogen recharge time, improved payload extractors and ability to maintain temperature for longer periods on its side.

We utilize couriers who already have established logistic channels and distribution centers. Our strategy greatly reduces the cash need to build out specialized facilities around the world. Our partnerships with several white glove couriers allow us to scale our sales and marketing effort by utilizing their salesforce. Our courier partnerships market our evo platform to their existing cell and gene therapy customers as a cost effective and innovative solution. We also market directly to our existing and prospective customers who can utilize the evo platform through our courier partnerships.

Recent Developments

On September 1, 2021, we completed the acquisition of Sexton which became a wholly owned subsidiary of the Company. Sexton is a revenue-stage, biotechnology company focused on the development and sales of bioproduction tools for cell and gene therapy. The company was founded in 2019 as a spin out of Cook Regentec, a life science incubator/accelerator. Sexton develops purpose-built CGT tools and media to enable flexible automation and scaling of cell manufacturing processes to increase the probability of positive clinical outcomes and reduce time-to-market, failure points and labor costs. Sexton's portfolio includes the fluid handling system Signata CT-5, CellSeal platform of cryo-storage tools and fill/finish systems, and human platelet lysate growth supplements. At the closing of the acquisition, we issued to the sellers 530,502 shares of common stock (including certain unallocated shares which are currently retained in escrow as the sole and exclusive source of payment for any post-closing indemnification claims).

Unaudited Pro Forma Combined Statement of Operations

On May 3, 2021, BioLife acquired Global Cooling through the consummation of a merger agreement with an existing BioLife subsidiary. The unaudited pro forma combined statement of operations for the six months ended June 30, 2021 assumes that the Global Cooling merger took place as of January 1, 2020 and combines the historical results of BioLife for the six months ended June 30, 2021 and Global Cooling for the year-to-date period ended May 2, 2021. The unaudited pro forma balance sheet at June 30, 2021 is not presented as the historical consolidated financial statements of BioLife already reflect the effects of the acquisition Global Cooling.  The unaudited pro forma statement of operations for the year ended December 31, 2020 was previously filed in an 8-K/A filed on July 7, 2021 that has been incorporated by reference in this filing.  The unaudited pro forma combined statement of operations was prepared in accordance with GAAP and pursuant to the rules and regulations of Article 11 of SEC Regulation S-X, which were amended in May 2020.

The initial accounting for the Global Cooling merger was accounted for as a business combination using the acquisition method with BioLife as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Under this method of accounting, the merger consideration was allocated to GCI’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the merger. As the Company finalizes its estimation of the fair value of the assets acquired and liabilities assumed, additional adjustments may be recorded during the measurement period (a period not to exceed 12 months). The initial accounting is incomplete as of June 30, 2021 for the acquired assets and liabilities as the Company is currently in the process of completing the assessment of the tax attributes of the business combination. The finalization of the acquisition accounting valuation assessment may result in a change in the valuation of the deferred tax assets and liabilities and goodwill, which could have a material impact on the Company’s results of operations and financial position. Further, the unaudited pro forma combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. Accordingly, the unaudited pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed. The unaudited pro forma adjustments have been made solely for the purpose of providing unaudited pro forma combined financial information. Differences between these estimates and the final accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma combined financial information and the combined company’s future results of operations and financial position.

The unaudited pro forma combined statement of operations is provided for illustrative purposes only, does not necessarily reflect what the actual consolidated results of operations would have been had the acquisition occurred on the dates assumed and may not be useful in predicting the future consolidated results of operations or financial position. The Company’s results of operations and actual financial position may differ significantly from the unaudited pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma statement of operations does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the companies. The unaudited pro forma combined statement of operations is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had BioLife and Global Cooling been a combined company during the specified period. The actual results reported in periods following the merger may differ significantly from those reflected in the unaudited pro forma combined statement of operations presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this unaudited pro forma statement of operations.

The unaudited pro forma combined statement of operations, including the notes thereto, should be read in conjunction with the separate historical financial statements of BioLife and Global Cooling. BioLife’s consolidated statements of operations for the six months ended June 30, 2021 is derived from BioLife's Form 10-Q for the six months ended June 30, 2021. The historical financial information of Global Cooling for the period January 1, 2021 through May 2, 2021 in the pro forma statement of operations was derived by adding the historical unaudited condensed consolidated statement of operations of Global Cooling for the three months ended March 31, 2021 included in the Company’s 8-K/A filed on July 7, 2021 and the historical unaudited condensed consolidated financial information of Global Cooling for the period from April 1, 2021 through May 2, 2021, which was derived from its accounting records. The results of Global Cooling for the for the period May 3, 2021 through June 30, 2021 are included in BioLife’s historical consolidated statement of operations within its 10-Q for the quarter ended June 30, 2021.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2021

	Historical BioLife	Historical Global Cooling	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
(In thousands, except per share and share data)
Product revenue	$41,244	$25,009	$(496)	(a)	$65,757
Rental revenue	4,167	-	-		4,167
Service revenue	2,640	-	-		2,640
Total product and rental revenue	48,051	25,009	(496)		72,564
Costs and operating expenses:
Cost of product revenue (exclusive of intangible assets amortization)	21,609	20,497	(496)	(a)	41,610
Cost of rental revenue (exclusive of intangible assets amortization)	2,779	-	-		2,779
Cost of service revenue (exclusive of intangible assets amortization)	1,716	-	-		1,716
Research and development	5,032	926	-		5,958
Sales and marketing	5,164	2,057	7	(b)	7,228
General and administrative	11,974	3,469	231	(b), (c)	15,674
Intangible asset amortization	2,815	-	1,898	(d)	4,713
Acquisition costs	1,271	-	-		1,271
Change in fair value of contingent consideration	1,226	-	-		1,226
Total operating expenses	53,586	26,949	1,640		82,175
Operating loss	(5,535)	(1,940)	(2,136)		(9,611)

Other income (expense)
Change in fair value of warrant liability	(121)	-	-		(121)
Interest expense, net	(137)	(298)	40	(e)	(395)
Other expense	(1)	(38)	-		(39)
Total other (expense) income	(259)	(336)	40		(555)

Loss before provision for income taxes	(5,794)	(2,276)	(2,096)		(10,166)
Income tax benefit	12,552	-	489	(f)	13,041
Net income (loss)	$6,758	$(2,276)	$(1,607)		$2,875

Net income (loss) attributable to stockholders
Basic	6,543				2,794
Diluted	6,551				2,873
Earnings per share attributable to common stockholders:
Basic	$0.18				$0.07
Diluted	$0.17				$0.07
Weighted average shares used to compute earnings (loss) per share attributable to common stockholders:
Basic	35,668,124		4,499,295	(g)	40,167,419
Diluted	38,275,603		4,499,295	(g)	42,774,898

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Estimated consideration and preliminary purchase price allocation

GCI Merger

BioLife accounted for the Merger as the purchase of a business under U.S. GAAP. Under the acquisition method of accounting, the assets of GCI were recorded as of the acquisition date, at their fair values, and consolidated with BioLife. The estimated fair value of the net tangible assets acquired is $740,000, the estimated fair value of the deferred tax liability acquired is approximately $23.5 million, the estimated fair value of the identifiable intangibles is $120.5 million, and the preliminary residual goodwill is $137.2 million. The fair value estimates required critical estimates, including, but not limited to, future expected cash flows, revenue and expense projections, discount rates and revenue volatility. BioLife believes these estimates to be reasonable. Actual results may differ from these estimates.

The following table summarizes the components of the estimated consideration (in thousands, except number of shares, stock price, and consideration percentage):

BioLife shares outstanding (as of March 19, 2021)	33,401,359
Merger consideration percentage	19.9%
Merger consideration shares	6,646,870
less: Merger consideration shares withheld to satisfy outstanding GCI stockholder obligations to GCI	10,400
Subtotal	6,636,470
BioLife stock price (as of May 3, 2021)	$35.07
Value of issued shares	$232,741
plus: Settlement of BioLife prepaid deposits	$2,152
plus: Net settlement of BioLife accounts receivable	$16
Merger Consideration	$234,909

Transaction costs related to the acquisition are expensed as incurred and are not included in the calculation of consideration transferred.

The table below represents the estimated fair value of the net assets acquired and liabilities assumed, which were recorded as of the merger date (amounts in thousands).

Cash	$43
Accounts receivable, net	7,076
Inventory	15,547
Prepaid expenses and other current assets	639
Property, plant and equipment, net	3,512
Operating lease right-of-use assets, net	1,741
Financing lease right-of-use assets, net	114
Long-term deposits and other assets	4
Developed technology	18,140
Customer relationships	7,020
Tradenames	26,640
Non-compete agreements	1,240
In-process research and development	67,440
Goodwill	137,215
Accounts payable	(9,837)
Line of credit	(4,231)
Lease liabilities, operating	(1,880)
Lease liabilities, financing	(114)
Long-term debt	(4,410)
Deferred tax liability	(23,526)
Other liabilities	(7,464)
Fair value of net assets acquired	$234,909

The fair value of GCI’s identifiable intangible assets, weighted average useful lives, and annual amortization expense are as follows (amounts in thousands):

	Fair Value	Useful Life (Years)	Amortization Method	Annual Amortization
Developed technology	$18,140	6	Straight-line	$3,023
Customer relationships	7,020	12	Straight-line	585
Tradenames	26,640	15	Straight-line	1,776
Non-compete agreements	1,240	4	Straight-line	310
In-process research and development	67,440	N/A	Not applicable	N/A
Total	$120,480			$5,694

Fair value measurement methodologies used to calculate the value of any asset can be broadly classified into one of three approaches, referred to as the cost, market and income approaches. In any fair value measurement analysis, all three approaches must be considered, and the approach or approaches deemed most relevant will then be selected for use in the fair value measurement of that asset. The estimated fair values of developed technology and in-process research and development were estimated using a multi-period excess earnings approach. The estimated fair values of customer relationships were estimated using the “distributor method”. The estimated fair value of the tradenames is based on the relief from royalty method, which estimates the value of the trade names based on the hypothetical royalty payments that are saved by owning the asset. The estimated fair values of non-compete agreements were estimated using a “with and without” approach, comparing projected cash flows under scenarios assuming the non-compete agreements were and were not in place. The fair value of inventory and property, plant and equipment were determined using the “market approach”.

Some of the more significant assumptions inherent in the development of intangible asset fair values, from the perspective of a market participant, include, but are not limited to (i) the amount and timing of projected future cash flows (including revenue and expenses), (ii) the discount rate selected to measure the risks inherent in the future cash flows, (iii) the assessment of the asset’s life cycle, and (iv) the competitive trends impacting the asset.

2.	Reclassifications

Certain reclassifications were directly applied to the pre-acquisition historical financial statements of Global Cooling to conform to the financial statement presentation of BioLife.

Reclassifications in the Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2021 are as follows:

	Historical Global Cooling	Reclassifications		Global Cooling After Reclassification
(In thousands, except per share and share data)
Product revenue	$-	$25,009	(a)	$25,009
Sales, net of discounts and allowances	25,009	(25,009)	(a)	-
Total product revenue	25,009	-		25,009
Costs and operating expenses:
Cost of product revenue (exclusive of intangible assets amortization)	-	20,497	(b)	20,497
Cost of sales	20,497	(20,497)	(b)	-
Research and development	-	926	(c)	926
Sales and marketing	-	2,057	(c)	2,057
General and administrative	6,452	(2,983)	(c)	3,469

Total operating expenses	26,949	-		26,949
Operating loss	(1,940)	-		(1,940)

Other income (expense)
Interest expense	(303)	303	(d)	-
Interest income	5	(5)	(d)	-
Interest expense, net	-	(298)	(d)	(298)
Other expense	(38)	-		(38)
Total other expense	(336)	-		(336)

Loss before provision for income taxes	(2,276)	-		(2,276)
Income tax benefit	-	-		-
Net loss	$(2,276)	$-		$(2,276)

(a)	Reflects the reclassification of amounts in “Sales, net of discounts and allowances” to “Product revenue”.
(b)	Reflects the reclassification of amounts in “Cost of sales” to “Cost of product revenue”.
(c)	Reflects the reclassification of amounts in “General and administrative” to “Research and development” and “Sales and marketing”.
(d)	Reflects the reclassification of amounts in “Interest expense” and “Interest income” to “Interest expense, net”.

3.	Pro Forma Adjustments

This note should be read in conjunction with Notes 1 and 2. Adjustments included in the pro forma transaction accounting adjustments column of the unaudited pro forma condensed combined statement of operations include the following:

(a)	Reflects approximately $496,000 of sale and purchase transactions that occurred between BioLife and its subsidiaries and GCI during the six months ended June 30, 2021.
(b)	Reflects differences in lease expense of $25,000 for the six months ended June 30, 2021 between ASC 840 and ASC 842.
(c)	Reflects compensation adjustments of approximately $214,000 for the six months ended June 30, 2021, related to one key executive retained from GCI.
(d)	Reflects increased amortization expense of $1.9 million for the six months ended June 30, 2021 related to acquired intangible assets. The identifiable intangible assets include developed technology, customer relationships, trade names, non-compete agreements, and in-process research and development (“IPR&D”). The fair values of the developed technology, customer relationships, trade names, and non-compete agreements were determined primarily using the “income approach,” which requires a forecast of all the expected future cash flows. IPR&D is accounted for as an indefinite-lived intangible asset until completion or abandonment of the related project. Therefore, no pro forma adjustment has been made to the historical amortization expense for IPR&D in the unaudited pro forma combined statements of operations. The IPR&D intangible assets are subject to testing for impairment annually and upon other triggering events.
(e)	Reflects interest expense of $40,000 incurred during the six months ended June 30, 2021 related to convertible promissory notes previously held by GCI in the amount of $1.5 million that were converted to GCI common stock prior to the closing of the transaction.
(f)	Reflects the income tax effect of unaudited pro forma adjustments at a statutory tax rate of 23.3% of approximately $489,000 in the six months ended June 30, 2021.
(g)	Reflects the impact on the calculation of weighted average shares outstanding that would have occurred had the merger consideration of 6,636,470 shares been outstanding as of January 1, 2020 and 11,227 shares that are expected to vest within the first year subsequent to the merger related to stock compensation to one key executive retained from GCI.

Selling Stockholders

The shares offered for resale by this prospectus consist of (i) 611,683 shares issued to the stockholders of SciSafe in October 2020 in connection with our acquisition of one hundred percent (100%) of the issued and outstanding capital shares or other equity interests of SciSafe, (ii) 2,956,679 shares held by Casdin which were acquired by Casdin in various private transactions in 2020 and are being registered pursuant to certain registration rights granted by us to Casdin in May 2020, (iii) 6,636,470 shares issued to the stockholders of GCI (including certain unallocated shares currently being held in escrow) upon closing of the merger between GCI and the Company, and (iv) 530,502 shares issued to the stockholders of Sexton (including certain unallocated shares currently being held in escrow) upon closing of the merger between Sexton and the Company.

Principal Offices

Our principal executive offices are located at 3303 Monte Villa Parkway, Suite 310, Bothell, Washington 98021 and the telephone number is (425) 402-1400. Information about us is available on our website http://www.biolifesolutions.com. The information contained on our website or that can be accessed through our website does not constitute part of this prospectus and is not incorporated in any manner into this prospectus.

THE OFFERING

Common stock offered by the selling stockholders herein:	10,735,334 shares

Common stock outstanding: (1)	40,788,520 shares

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Listing of common stock:	Our common stock is listed on the Nasdaq Capital Market under the symbol “BLFS.”

Dividend policy:

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and earnings for use in the operation and expansion of our business.

Risk Factors:

An investment in our company is highly speculative and involves a significant degree of risk.  See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)

The number of shares of common stock to be outstanding after this offering as reflected above is based on the actual total number of shares outstanding as of September 1, 2021, including the 530,502 shares issued to the stockholders of Sexton (including certain unallocated shares currently being held in escrow) upon closing of the merger between Sexton and the Company, and does not include, as of that date:

●	42,854 shares of common stock issuable upon the exercise of outstanding vested and unvested stock options under non-plan stock option agreements, having a weighted average exercise price of $2.12;

●	914,901 shares of common stock issuable upon the exercise of outstanding vested and unvested stock options under our 2013 Performance Incentive Plan, having a weighted average exercise price of $1.98;

●	965,858 shares of common stock issuable upon vesting of restricted stock awards issued under our 2013 Performance Incentive Plan; and

●

625,254 shares of common stock issuable upon vesting of restricted stock units issued under our 2013 Performance Incentive Plan (such number of restricted stock units does not include $240,000 of restricted stock units to be granted as a result of the Sexton acquisition).

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each contained in our most recent Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Reports for the periods ended March 31, 2021 and June 30, 2021, which have been filed with the SEC and are incorporated herein by reference in its entirety, as well as all other information in this prospectus or in any other documents incorporated by reference. Each of the risks described in these sections and documents could adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of your investment. This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned above.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will offer common stock at the prevailing market prices or a privately negotiated price as it may determine from time to time.

The offering price of our common stock to be sold by the selling stockholders does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

In addition, there is no assurance that our common stock will trade at market prices in excess of the offering price as prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

SELLING STOCKHOLDERS

The following table sets forth certain information as of September 1, 2021 regarding the selling stockholders and the shares of common stock currently owned by them and offered by them in this prospectus. Except as indicated in the footnotes to the following table, the selling stockholders named in the table have sole voting and investment power with respect to the shares set forth opposite their name. The percentage of ownership of the selling stockholders in the following table is based upon 40,788,520 shares of common stock outstanding as of September 1, 2021.

Other than as described in the footnotes below, none of the selling stockholders or their affiliates has held a position as an executive officer or director of the Company, nor do the selling stockholders or any of their affiliates have any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The common stock being offered is being registered to permit secondary trading of the shares and the selling stockholders may offer all or part of the common stock owned for resale from time to time.  Other than as described in the footnotes below, the selling stockholders do not have any family relationships with our officers, directors or controlling stockholders. Furthermore, none of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer.

The term “selling stockholder” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholder who is able to use this prospectus to resell the securities registered hereby.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering Assuming All Shares are Sold (1)	Percentage of Common Stock Owned After Offering Assuming All Shares are Sold (1)
Adachi Medical Rental Lease Co., Ltd. (5)	444,142	444,142	-	-
Adam Shields (4)	6,309	6,309	-	-
Advantage Capital Community (5)	152,193	152,193	-	-
Albert E. Vierling (5)	157,621	157,621	-	-
Allan Stillerman, and Successors (5)	398,861	398,861	-	-
Amy Kha (4)	3,001	3,001	-	-
Andrew Dick (5)	3,999	3,999	-	-
Andrew K. Tatko (5)	1,340	1,340	-	-
Andrew Ross (5)	53,603	53,603	-	-
Anthony W. Michael (5)	27,610	27,610	-	-
Attila Pocze (5)	1,340	1,340	-	-
Ben Stillerman (5)	9,574	9,574	-	-
Brad King (4)	3,786	3,786	-	-
Brent R. Kolhede (5)	5,360	5,360	-	-
Bundock Investment Holdings Limited (5)	408,635	408,635	-	-
Casdin Partners Master Fund, LP (3) (4)	7,559,973	3,076,545	4,483,428	11.0%
Catherine J. Chagnot (5)	7,504	7,504	-	-

Chad A. Byer (5)	4,267	4,267	-	-
Charles Stout (5)	17,153	17,153	-	-
Chiaki Wanikawa (5)	51,727	51,727	-	-
Christopher Doose (5)	2,098	2,098	-	-
Colleen Goldstein (5)	3,969	3,969		-
Cook Regentec, LLC (4)	187,809	187,809	-	-
Craig A. Wood (5)	718	718	-	-
Daniel H. Rose (5)	3,398	3,398	-	-
Daniel J. McCarty (5)	43,082	43,082	-	-
Daniel V. Byrne (5)	157,349	157,349	-	-
Daniel Weber (5)	4,824	4,824	-	-
David Berchowitz (5)	44,173	44,173	-	-
David K. McMannis (5)	804	804	-	-
David M. and Gillian Berchowitz (5)	521,617	521,617	-	-
Debbie and Larry Triplett (5)	7,022	7,022	-	-
Dominick Brook (5)	7,504	7,504	-	-
Doose Family Trust (5)	121,929	121,929	-	-
Doug Dayhoff (4)	3,786	3,786	-	-
Dr. John P. Ortman (5)	10,721	10,721	-	-
Dusty Howe (4)	6,309	6,309	-	-
Dusty Tenney (5)	210,167	210,167	-	-
East Central Ohio (5)	31,604	31,604	-	-
East Central Ohio Tech Angel Fund (5)	116,405	116,405	-	-
Edward J. Gordon (5)	10,721	10,721	-	-
Edwin Wes (5)	19,985	19,985	-	-
Elizabeth Cantrell (5)	4,267	4,267	-	-
Felicite Pellior (5)	19,233	19,233	-	-
FPST Investments LLC (5)	18,225	18,225	-	-
G. Scott Harding (5)	12,241	12,241	-	-
Garrie Richardson (2)	169,911	169,911	-	-
Garry Phillips (5)	21,441	21,441	-	-
Geert H. Klok (5)	9,649	9,649	-	-
Geraint Phillips (5)	23,961	23,961	-	-
Global Cooling Accredited Investors, LLC (4)	7,719	7,719	-	-
Great American Insurance Company (5)	91,316	91,316	-	-
Great American Life Insurance Company (5)	91,316	91,316	-	-
Guy Louthian (5)	7,022	7,022	-	-
Harris Levitan (5)	4,740	4,740	-	-
Hlokoa Molepo (5)	4,740	4,740	-	-
Hylie M. Voss and Eli D. Flournoy (5)	37,147	37,147	-	-
Ian Schneider (4)	3,155	3,155	-	-
Indiana Seed Fund III, LLC (4)	39,956	39,956	-	-
Ivan Deetlefs (5)	3,849	3,849	-	-
James E. McCarty (5)	8,380	8,380	-	-

James W. Crook, Jr. and Julia A. Crook (5)	18,883	18,883	-	-
Jane Z. Woodrow (5)	128,637	128,637	-	-
Jay Gilliland (4)	1,262	1,262	-	-
Jean-Christophe Thiault (5)	7,022	7,022	-	-
Jeff Enneking (4)	1,893	1,893	-	-
Joanne Redlich (5)	7,161	7,161	-	-
JobsOhio (5)	118,500	118,500	-	-
John J. Baker (5)	8,997	8,997	-	-
John W. Strawser, Jr. (5)	7,504	7,504	-	-
Jon Person (4)	1,893	1,893	-	-
Jordi Marti (4)	6,309	6,309	-	-
Karoline E. Lane (5)	168,314	168,314	-	-
Kathleen T. Baker (5)	5,638	5,638	-	-
Kevin Thayer (5)	4,781	4,781	-	-
Kristina B. Gerig (5)	77,273	77,273	-	-
Kurt W. Kolhede (5)	5,360	5,360	-	-
Larry J. Barnes (5)	107	107	-	-
Lauren Grossi (5)	4,771	4,771	-	-
Legrand Richardson, Jr. (5)	7,022	7,022	-	-
Leon Suttner (5)	39,164	39,164	-	-
Lindsay Newton (4)	13,880	13,880	-	-
Mallory Wessel (4)	3,155	3,155	-	-
Marc & Margaret Doose (5)	17,597	17,597	-	-
Marc Suttner (5)	39,164	39,164	-	-
Mark Martin (5)	8,523	8,523	-	-
Mark Rogers (5)	13,712	13,712	-	-
Mark V. and Rita K. Snider, JTROS (5)	5,360	5,360	-	-
Martien Janssen (5)	8,577	8,577	-	-
Maureen C. Neff (5)	3,323	3,323	-	-
Megan M. Drews (5)	3,216	3,216	-	-
Michael Branning (5)	47,362	47,362	-	-
Michelle M. Mayne (5)	7,397	7,397	-	-
Midwest Community (5)	142,166	142,166	-	-
Mike Pallotta (4)	11,357	11,357	-	-
Monica Wight (4)	3,789	3,789	-	-
Naoyuki Takahashi (5)	7,183	7,183	-	-
Neill and Karoline Lane (5)	22,856	22,856	-	-
Neill Lane (5)	28,935	28,935	-	-
Neill W. Lane (5)	137,342	137,342	-	-
Nicholas Knight (2)	135,930	135,930	-	-
Nick Pezzuolo (5)	10,721	10,721	-	-
Ohio Innovation Fund, LLC (5)	443,594	443,594	-	-
PacWest Bancorp (5)	3,902	3,902	-	-
Patricia Richard (5)	6,700	6,700	-	-

Paul M. and Diane S. Redlich (5)	6,059	6,059	-	-
Paul Redlich (5)	7,140	7,140	-	-
Philip Straker (2)	67,965	67,965	-	-
Phill Reynolds (5)	71,646	71,646	-	-
Prashant Patel (4)	6,309	6,309	-	-
Ralph A. DiCaprio (5)	9,113	9,113	-	-
Reuben Straker (2)	135,930	135,930	-	-
Richard Joseph (5)	8,040	8,040	-	-
Richard Richardson (2)	101,947	101,947	-	-
Robert J. Baker, III (5)	5,648	5,648	-	-
Robert L. Mash (5)	2,144	2,144	-	-
Ronald C.Sheets (5)	5,360	5,360	-	-
Ruth Connor (5)	7,140	7,140	-	-
Ryan Hill (5)	1,908	1,908	-	-
Sam Aziz (5)	10,721	10,721	-	-
Scott Harding (5)	43,504	43,504	-	-
Scott Hendrix (5)	66,811	66,811	-	-
Scott Masiella (5)	19,297	19,297	-	-
Sean Werner (4)	24,605	24,605	-	-
Stephen Andriano (5)	12,479	12,479	-	-
Steve Barlow (5)	45,562	45,562	-	-
Steven Thompson (4)	13,880	13,880	-	-
Steven Wolf (5)	4,288	4,288	-	-
Sugarbush Valley LLC (5)	5,360	5,360	-	-
Taylor Bate (4)	1,893	1,893	-	-
TechGROWTH Enterprises (5)	246,005	246,005	-	-
TechGROWTH Ohio Fund Inc. (5)	98,245	98,245	-	-
Thomas E. McCarty (5)	28,993	28,993		-
Thomas E. McCarty Living Trust (5)	14,044	14,044	-	-
Thomas J. Boyle (5)	1,340	1,340	-	-
Thomas J. Winstel (5)	7,022	7,022	-	-
Tim Kehrli (5)	32,161	32,161	-	-
Timothy Cloutier (5)	34,638	34,638	-	-
Timothy S. Root (5)	17,057	17,057	-	-
Tom Wolf (5)	7,022	7,022	-	-
TPS IP, LLC (5)	60,707	60,707	-	-
Tri State Angel Investment Group, LLC	14,044	14,044	-	-
Twinbird Corporation (5)	40,974	40,974	-	-
Vicky Tran (4)	11,357	11,357	-	-
Vineel Vallapureddy (5)	30,296	30,296	-	-
Wendy Fleenor (4)	1,893	1,893	-	-
Willard C. Morgan III (5)	4,760	4,760	-	-
William J. Hammer (5)	1,340	1,340	-	-
Yongrak Kwon (5)	60,142	60,142	-	-

1.	Assumes the sale of all shares offered pursuant to this prospectus.
2.	Shares that are registered for resale were acquired by the selling stockholders as consideration in connection with our acquisition of SciSafe.
3.

The shares reflected as beneficially owned by Casdin Partners Master Fund, LP in the table above consist solely of shares of common stock. Such securities are owned directly by Casdin Partners Master Fund, LP and may be deemed to be indirectly beneficially owned by (i) Casdin Capital, LLC, the investment adviser to Casdin Partners Master Fund, LP, (ii) Casdin Partners GP, LLC, the general partner of Casdin Partners Master Fund LP, and (iii) Eli Casdin, the managing member of Casdin Capital, LLC and Casdin Partners GP, LLC. Each of Casdin Capital, LLC, Casdin Partners GP, LLC and Eli Casdin disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interest therein.

4.

Shares that are registered for resale were acquired by the selling stockholders as consideration in connection with our acquisition of Sexton. Excludes 53,050 unallocated shares that are currently retained in escrow as the sole and exclusive source of payment for any post-closing indemnification claims.

5.

Shares that are registered for resale were acquired by the selling stockholders as consideration in connection with our acquisition of GCI. Excludes 610,431 unallocated shares that are currently retained in escrow as the sole and exclusive source of payment for any post-closing indemnification claims.

PLAN OF DISTRIBUTION

The common stock held by the selling stockholders may be sold, distributed, transferred or otherwise disposed of from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be sold on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The sale of the selling stockholders’ common stock offered by this prospectus may be effected in one or more of the following methods:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	transactions involving cross or block trades;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	in privately negotiated transactions;
●	short sales after the registration statement, of which this prospectus forms a part, becomes effective;
●	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
●	through the writing of options on the shares;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, the shares of the selling stockholders may be sold in the states only through registered or licensed brokers or dealers. In addition, in certain states, such shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus.

In connection with the sale of the shares of common stock or interests in shares of common stock, the selling stockholders may enter into hedging transactions, provided that to the extent such hedging transactions involve short sales to be covered by the Shares, such transactions occur only after the effective date of the registration statement of which this prospectus forms a part with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of common stock short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares held by the selling stockholders as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholders and/or purchasers of the common stock for whom the broker-dealers may act as agent.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the selling stockholders. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

With regard only to the shares it sells for its own behalf, each selling stockholder may be deemed an “underwriter” within the meaning of the Securities Act.  This offering as it relates to each selling stockholder will terminate on the date that all shares issued to and issuable to such selling stockholder that are offered by this prospectus have been sold by the selling stockholder.

We may suspend the sale of shares by the selling stockholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

If the selling stockholders use this prospectus for any sale of the shares of common stock, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

We have agreed to indemnify the selling stockholders against certain liabilities, including under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus

Regulation M

The anti-manipulation rules of Regulation M under the Exchange Act of 1934, as amended (the “Exchange Act”) may apply to sales of our common stock and activities of the selling stockholders.

We have advised the selling stockholders that while they are engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

As of the date of this prospectus, our authorized capital stock consisted of 150,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share, of which 4,250 shares of preferred stock are designated as Series A preferred stock. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of September 1, 2021, there were 40,788,520 shares of our common stock outstanding and there were 0 shares of Series A preferred stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. Holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends, subject to the rights, if any, of preferred stockholders. In the event of our liquidation, dissolution, or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any then outstanding preferred stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of any series of preferred stock that we may designate and issue in the future. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and nonassessable, and any shares of our common stock to be issued upon an offering pursuant to this prospectus and the related prospectus supplement will be fully paid and nonassessable upon issuance.

Anti-Takeover Provisions

Our certificate of incorporation and bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, including the following:

●

the chairman of the board and the president may call a special meeting of the stockholders at any time, and upon written request of the holders of 35% of the outstanding shares entitled to vote at the meeting, the secretary and president are required to call special meetings of stockholders, and the business transacted at such special meetings of stockholders is limited to the business stated in the notice of such meetings;

●

advance notice procedures for stockholders seeking to nominate candidates for election as directors at our annual meeting of stockholders, including certain requirements regarding the form and content of a stockholder’s notice;

●	our board of directors may designate the terms of and issue new series of preferred stock;
●	unless otherwise required by our bylaws, our certificate of incorporation or by law, our board may amend our bylaws without stockholder approval; and
●	our board may fill vacancies on our board of directors.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder,” for a period of three years after the date of the transaction in which a person became an “interested stockholder,” unless:

●	prior to such date the board of directors of the corporation approved either the “business combination” or the transaction that resulted in the stockholder becoming an “interested stockholder”;
●

upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of voting shares outstanding (but not the voting shares owned by the “interested stockholder”) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●

at or subsequent to such time the “business combination” is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of a least 66 2/3% of the outstanding voting stock that is not owned by the “interested stockholder.”

A “business combination” includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the “interested stockholders.” An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s voting stock. Although Section 203 permits us to elect not to be governed by its provisions, we have not made this election. As a result of the application of Section 203, our potential acquirers may be discouraged from attempting to effect an acquisition transaction with us, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law, or Delaware law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. We maintain policies insuring our officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

Our certificate of incorporation and bylaws require us to indemnify our directors to the fullest extent permitted under Delaware law or any other applicable law in effect, but if such statute or law is amended, we may change the standard of indemnification only to the extent that such amended statute or law permits us to provide broader indemnification rights to our directors. We must indemnify such officers and employees in the same manner and to the same extent that we are required to indemnify our directors under our certificate of incorporation and bylaws. Our certificate of incorporation limits the personal liability of a director to us or our stockholders to damages for breach of the director’s fiduciary duty. Pursuant to indemnification agreements we entered into with each of our directors, we are further required to indemnify our directors to the fullest extent permitted under Delaware law and our bylaws; provided that each such director shall enjoy the greater of (i) the advancement and indemnification rights permitted under our certificate of incorporation and bylaws for directors and officers as of the date of such indemnification agreement or (ii) the benefits so afforded by amendments thereto.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the securities offered by this prospectus were passed upon for us by Ellenoff Grossman & Schole LLP.

EXPERTS

The consolidated financial statements of BioLife Solutions, Inc. as of and for the years ended December 31, 2020 and 2019 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated by reference in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Global Cooling, Inc. for the years ended December 31, 2020 and 2019, consisting of the balance sheets as of December 31, 2020 and 2019, and the related statements of operations, stockholders' equity, and cash flows for the years then ended, incorporated by reference in this prospectus from the Company’s Current Report on Form 8-K/A filed with the SEC on July 7, 2021, have been audited by Clark, Schaefer, Hackett & Co., independent auditors’, to the extent and for the periods set forth in their report, incorporated by reference herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission’s EDGAR system. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

We have filed a registration statement with the Commission relating to the offering of the shares. The registration statement contains information which is not included in this prospectus. You may inspect or copy the registration statement at the Commission’s public reference facilities or its website.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information that is different.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are “incorporating by reference” in this prospectus certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. We have filed the following documents with the SEC and they are incorporated herein by reference as of their respective dates of filing:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC on March 31, 2021;
2.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021 as filed with the SEC on May 17, 2021 and August 16, 2021, respectively;
3.

Our Current Reports on Form 8-K and Form 8-K/A as filed with the SEC on January 7, 2021, February 17, 2021, March 25, 2021, April 7, 2021, May 7, 2021, July 7, 2021, July 14, 2021, August 12, 2021 and August 13, 2021;

4.	Our definitive proxy statement Schedule 14A filed with the SEC on April 30, 2021; and
5.

The description of the Company’s securities registered under Section 12 of the Exchange Act as filed as Exhibit 4.1 on Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC on March 31, 2021.

All reports and other documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed in such forms that are related to such items unless such Form 8-K expressly provides to the contrary) we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, will also be incorporated by reference in this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporated by reference), by contacting us at BioLife Solutions, Inc., 3303 Monte Villa Parkway, Suite 310, Bothell, Washington 98021, Attention: Chief Financial Officer, or by telephone at (425) 402-1400. Information about us is also available at our website at www.biolifesolutions.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

___________________________

10,735,334 Shares of Common Stock

PROSPECTUS

September 1, 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The Company is paying all expenses of the offering.  No portion of these expenses will be borne by the selling security holder. The selling security holder, however, will pay any other expenses incurred in selling its common stock, including any brokerage commissions or costs of sale.  Following is an itemized statement of all expenses in connection with this registration statement.  All of the amounts shown are estimates, except for the SEC registration fees.

SEC registration fee	$65,295.79
Legal fees and expenses	$50,000.00
Accounting fees and expenses	$50,000.00
Total	$165,295.79

Item 15.   Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or Delaware law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. We maintain policies insuring our officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

Our certificate of incorporation and bylaws require us to indemnify our directors to the fullest extent permitted under Delaware law or any other applicable law in effect, but if such statute or law is amended, we may change the standard of indemnification only to the extent that such amended statute or law permits us to provide broader indemnification rights to our directors. We must indemnify such officers and employees in the same manner and to the same extent that we are required to indemnify our directors under our certificate of incorporation and bylaws. Our certificate of incorporation limits the personal liability of a director to us or our stockholders to damages for breach of the director’s fiduciary duty. Pursuant to indemnification agreements we entered into with each of our directors, we are further required to indemnify our directors to the fullest extent permitted under Delaware law and our bylaws; provided that each such director shall enjoy the greater of (i) the advancement and indemnification rights permitted under our certificate of incorporation and bylaws for directors and officers as of the date of such indemnification agreement or (ii) the benefits so afforded by amendments thereto.

Item 16. Exhibits.

The following exhibits are filed with this Registration Statement.

Exhibit
Number	Description of Document
3.1	Amended and Restated Certificate of Incorporation of BioLife Solutions, Inc. (included as Exhibit 4.1 to the Registration Statement on Form S-8 filed on June 24, 2013)
3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of BioLife Solutions, Inc. (included as Exhibit 3.1 to the Current Report on Form 8-K filed on January 30, 2014)
3.3	Amended and Restated Bylaws of BioLife Solutions, Inc., effective April 25, 2013 (included as Exhibit A to the Registrant’s Definitive Information Statement on Schedule 14C filed March 27, 2013)
5.1	Legal Opinion of Ellenoff Grossman & Schole LLP *
23.1	Consent of BDO USA, LLP*
23.2	Consent of Clark, Schaefer, Hackett & Co.*
23.3	Consent of Ellenoff Grossman & Schole LLP (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (included in Part II of this Registration Statement)*
*	Filed herewith.

Item 17.   Undertakings.

The undersigned registrant hereby undertakes:

(1) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(3) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington, on this 1st day of September, 2021.

BIOLIFE SOLUTIONS, INC.

/s/ Michael Rice
Name:	Michael Rice
Title:	Chief Executive Officer and Chairman of the Board of Directors
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Michael Rice and Roderick de Greef, and each of them, with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Rice	Chief Executive Officer and Chairman of the Board of Directors	September 1, 2021
Michael Rice	(Principal Executive Officer)

/s/ Roderick de Greef	Chief Financial Officer	September 1, 2021
Roderick de Greef	(Principal Financial and Accounting Officer)

/s/ Rachel Ellingson	Director	September 1, 2021
Rachel Ellingson

/s/ Andrew Hinson	Director	September 1, 2021
Andrew Hinson

/s/ Joseph Schick	Director	September 1, 2021
Joseph Schick

/s/ Amy DuRoss	Director	September 1, 2021
Amy DuRoss